Exhibit 99.2

FAT Brands Continues To Expand Board with Addition of Kenneth J. Anderson

Anderson Brings 35+ Years of Financial Expertise to FAT Brands

LOS ANGELES, October 25, 2021 — FAT (Fresh. Authentic. Tasty.) Brands Inc. announces the addition of its newest board member, Kenneth J. Anderson. Anderson has more than 35 years of experience in advising families, corporate executives and business owners, providing financial strategies related to taxes, estate planning, investments, insurance and philanthropy.

Serving as the CEO of the recently launched investment firm, Cedar Tree Capital, Anderson provides strategic planning to his high-net-worth family groups with a focus on public equities and alternative investments. Prior to Cedar Tree Capital, Anderson served as a Director at leading independent wealth management firm, Aspiriant, where he also was a member of the Board of Directors. Anderson was one of the co-founders of Quintile Wealth Management and myCFO, an integrated wealth management firm established in 2002 in Los Angeles, which merged with Kochis Fitz in 2008 to become Aspirant. Prior to Quintile, Ken was a Tax Partner at Arthur Andersen LLP for 20 years. In addition to his decades of professional experience, Anderson is a certified public accountant and an attorney.

“I am thrilled to have him join our board with the unique financial expertise that he brings,” said FAT Brands CEO Andy Wiederhorn. “He has a great understanding of the financial aspect of public companies and as we continue to grow FAT Brands, he will be a key part of our board.”

“Andy is a tremendous, growth-oriented leader who continues to shake up the restaurant space, especially over the last year with the flurry of acquisitions that FAT Brands has made,” said Ken Anderson. “I have served on various private, public and charitable boards; however, having known Andy for some time and witnessing him build the company to 15 restaurant brands, I am particularly excited to join the talented FAT Brands team.”

For more information on FAT Brands, visit www.fatbrands.com.

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About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets and develops fast casual, casual and polished casual dining restaurant concepts around the world. The Company currently owns 15 restaurant brands: Round Table Pizza, Fatburger, Marble Slab Creamery, Johnny Rockets, Twin Peaks, Great American Cookies, Hot Dog on a Stick, Buffalo’s Cafe & Express, Hurricane Grill & Wings, Pretzelmaker, Elevation Burger, Yalla Mediterranean and Ponderosa and Bonanza Steakhouses, and franchises over 2,100 units worldwide. For more information on FAT Brands, please visit www.fatbrands.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the future financial performance and growth of FAT Brands, and our ability to conduct future accretive and successful acquisitions. Forward-looking statements reflect the Company’s expectations concerning the future and are subject to significant business, economic and competitive risks, uncertainties and contingencies, many of which are difficult to predict and beyond our control, which could cause our actual results to differ materially from those expressed or implied in such forward-looking statements. We refer you to the documents that we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other factors. We undertake no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

MEDIA Contact:

Erin Mandzik, JConnelly

emandzik@jconnelly.com

862-246-9911